EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080 Fax (248) 281-0940 30600 Telegraph Road, Suite 2175 Bingham Farms, MI 48025-4586 www.sucpas.com

August 21, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Panache Beverage, Inc.
New York, NY

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K/A amendment no. 1, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Panache Beverage, Inc. of our report dated March 29, 2013, except for the effects of the correction of the accounting error disclosed in Note 19, as to which the date is August 5, 2013  relating to the consolidated financial statements of Panache Beverage, Inc. as of and for the years ending December 31, 2012 and 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC
Bingham Farms, MI